Exhibit 10.3

December 12, 2021

SVF Investment Corp. 3

One Circle Star Way

San Carlos, California 94070

and

Warehouse Technologies LLC

c/o Symbotic

200 Research Drive

Wilmington, Massachusetts 01887

Re: Certain Transaction Matters

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among SVF Investment Corp. 3, a Cayman Islands exempted company incorporated with limited liability (which shall transfer by way of continuation from the Cayman Islands to Delaware on the Closing Date and prior to the Effective Time) (“Acquiror”), Warehouse Technologies LLC, a New Hampshire limited liability company (the “Company”), Symbotic Holdings LLC, a Delaware limited liability company, and Saturn Acquisition (DE) Corp., a Delaware corporation and a Wholly Owned Subsidiary of the Acquiror. This letter agreement (this “Letter Agreement”) is being entered into by SVF Sponsor III (DE) LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), Acquiror and the Company in connection with the Transactions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

1.	Definitions. For purposes of this Letter Agreement:

a.	“Acquiror Board” means the Board of Directors of Acquiror.

b.

“Acquiror Sale” means the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the Transactions): (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any (A) employee benefit plan of such person or member of such group and their respective subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (B) “person” or

“group” who, on the Closing Date, is the beneficial owner of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities, or their Permitted Transferees), becomes the beneficial owner, directly or indirectly, of shares of common stock, preferred stock and/or any other class or classes of capital stock of Acquiror (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding shares of capital stock of Acquiror entitled to vote; (ii) the stockholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by Acquiror of all or substantially all of Acquiror’s assets; or (iii) there is consummated a merger, consolidation of Acquiror or similar transaction with any other Person, and immediately after the consummation of such merger, consolidation or similar transaction, the voting securities of Acquiror immediately prior to such merger, consolidation or similar transaction do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger, consolidation or similar transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof; provided, however, that an “Acquiror Sale” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the common stock, preferred stock and/or any other class or classes of capital stock of Acquiror immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Acquiror immediately following such transaction or series of transactions.

c.	“Founder Shares Lock-up Period” has the meaning set forth in the Insider Letter.

d.	“Insider Letter” means that certain letter agreement, dated as of March 8, 2021, by and among Acquiror, Sponsor and the Insiders.

e.	“Permitted Transfer” means the transfers contemplated by paragraph 5(d) of the Insider Letter.

f.

“Permitted Transferees” means the Persons to whom any Permitted Transfers have been made; provided, however, that such Permitted Transferees have entered into a written agreement agreeing to be bound by the transfer restrictions contained herein.

g.

“Private Placement Shares” means the shares of SVF Class A Ordinary Shares that the Sponsor purchased for an aggregate purchase price of $10,400,000, or $10.00 per SVF Class A Ordinary Share, in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering and any securities into which such shares are converted.

h.

“Sponsor Shares” means (i) the shares of SVF Class B Ordinary Shares and any securities into which such shares are converted in connection with the Closing and (ii) the Private Placement Shares, but for the avoidance of doubt, does not include any Surviving Pubco Class A Common Stock issued to Sponsor or any of its Affiliates on the Closing Date pursuant to a Subscription Agreement or the Forward Purchase Agreement.

i.	“Transfer” has the meaning set forth in the Insider Letter.

j.	“Vesting Period” means the time period beginning on and including the Closing Date and ending on and including the seven-year anniversary of the Closing Date.

2.	Post-Closing Lock-Up.

a.

From and after the Closing, Sponsor and each Insider agrees to comply with the restrictions on transfer set forth in paragraph 5(a) of the Insider Letter, as in effect on the date hereof as if fully set forth herein, except that (i) such provisions shall apply to the Sponsor Shares, in lieu of “Founder Shares,” mutatis mutandis, and (ii) such restrictions on transfer shall not apply to Permitted Transfers. Notwithstanding anything in this paragraph 2 to the contrary, none of the foregoing restrictions shall restrict (i) the Sponsor, each Insider or any of their Permitted Transferees from pledging, hypothecating or granting a security interest in, lien on, or otherwise encumbering Sponsor Shares (other than Founder Shares) as security in respect of any bona fide financing arrangements (each, a “Permitted Loan” and, the Sponsor Shares pledged thereunder, the “Permitted Pledged Shares”) at any time, (ii) the Sponsor, any Insider or any of their Permitted Transferees transferring such Permitted Pledged Shares to satisfy or avoid a bona fide margin call pursuant to a Permitted Loan and (iii) the ability of any lender (or its affiliate) to foreclose upon and sell, dispose of or otherwise transfer any Permitted Pledged Shares.

b.

If any Sponsor Share subject to paragraph 2 hereto bears a legend (including a notation in Acquiror’s stock ledger or other books and records in the case of uncertificated securities) that they are subject to the restrictions on transfer set forth herein or in the Insider Letter, then, upon the termination of the Founder Shares Lock-up Period or the period described in paragraph 5(c) of the Insider Letter, as applicable, Acquiror shall use commercially reasonable efforts (and Sponsor shall cooperate in good faith) to promptly cause such legend to be removed.

3.	Vesting and Forfeiture of Sponsor Shares.

a.

Designation. Of the Sponsor Shares, sixty percent (60%) are referred to herein as “Immediately Vested Sponsor Shares” and, subject to the last sentence of this paragraph 3.a, the remaining forty percent (40%) are referred to herein as “Vesting Sponsor Shares.” Of the Vesting Sponsor Shares, (i) fifty percent (50%) are referred to herein as “$12.00 Threshold Shares,” and (ii) the remaining fifty (50%) are referred to herein as “$14.00 Threshold Shares.”

b.	Immediately Vested Sponsor Shares. From and after the Closing, the Immediately Vested Sponsor Shares shall be deemed to have vested and shall not be subject to forfeiture under this Letter Agreement.

c.

$12.00 Threshold Shares. Effective as of and conditioned upon the Closing, the $12.00 Threshold Shares shall be deemed unvested and become subject to forfeiture as set forth herein. At any time during the Vesting Period, upon the occurrence of Triggering Event I, (i) the $12.00 Threshold Shares shall be deemed to have vested and shall cease to be subject to forfeiture under this Letter Agreement and (ii) Acquiror shall (x) promptly (and in any event within two (2) Business Days) pay to the holder(s) of the $12.00 Threshold Shares all dividends and other distributions set aside pursuant to paragraph 3.h and (y) use commercially reasonable efforts (and Sponsor shall cooperate in good faith) to promptly cause any and all legends set forth on certificates representing the $12.00 Threshold Shares (or notations in Acquiror’s stock ledger or other books and records, if such shares are uncertificated) pursuant to paragraph 3.i to be removed.

d.

$14.00 Threshold Shares. Effective as of and conditioned upon the Closing, the $14.00 Threshold Shares shall be deemed unvested and become subject to forfeiture as set forth herein. At any time during the Vesting Period, upon the occurrence of Triggering Event II, (i) the $14.00 Threshold Shares shall be deemed to have vested and shall cease to be subject to forfeiture under this Letter Agreement and (ii) Acquiror shall (x) promptly (and in any event within two (2) Business Days) pay to the holder(s) of the $14.00 Threshold Shares all dividends and other distributions set aside pursuant to paragraph 3.h and (y) use commercially reasonable efforts (and Sponsor shall cooperate in good faith) to promptly cause any and all legends set forth on certificates representing the $14.00 Threshold Shares (or notations in Acquiror’s stock ledger or other books and records, if such shares are uncertificated) pursuant to paragraph 3.i to be removed.

e.	Acquiror Sale. Notwithstanding anything to the contrary set forth herein, in the event that there is an Acquiror Sale after the Closing and prior to the end of the Vesting Period:

i.

to the extent it has not already occurred, a Triggering Event I shall be deemed to occur (and the actions contemplated by paragraph 3.c shall be required to occur) on the day immediately prior to the occurrence of such Acquiror Sale if the value of the per share consideration to be received by the holders of Surviving Pubco Class A Common Stock in such Acquiror Sale (including any extraordinary dividends paid on the Surviving Pubco Class A Common Stock in connection with such Acquiror Sale) is greater than or equal to $12.00; provided, that if such Acquiror Sale is an acquisition of Acquiror by merger, business combination or otherwise in which the holders of Surviving Pubco Class A Common Stock receive consideration for their shares and such consideration consists only of cash at a price (including any extraordinary dividends paid on the Surviving Pubco Class A Common Stock in connection with such Acquiror Sale) less than $12.00 per share (a “Non-Qualifying $12.00 Acquiror Sale”), then the obligations in paragraphs 3.c, 3.d, 3.e.i and 3.e.ii shall terminate and no longer apply effective upon such Non-Qualifying $12.00 Acquiror Sale; and

ii.

to the extent it has not already occurred, a Triggering Event II shall be deemed to occur (and the actions contemplated by paragraph 3.d shall be required to occur) on the day immediately prior to the occurrence of such Acquiror Sale if the value of the per share consideration to be received by the holders of Surviving Pubco Class A Common Stock in such Acquiror Sale (including any extraordinary dividends paid on the Surviving Pubco Class A Common Stock in connection with such Acquiror Sale) is greater than or equal to $14.00; provided, that if such Acquiror Sale is an acquisition of Acquiror by merger, business combination or otherwise in which the holders of Surviving Pubco Class A Common Stock receive consideration for their shares and such consideration consists only of cash at a price (including any extraordinary dividends paid on the Surviving Pubco Class A Common Stock in connection with such Acquiror Sale) less than $14.00 per share (a “Non-Qualifying $14.00 Change of Control”), then the obligations in paragraph 3.d and this paragraph 3.e.ii shall terminate and no longer apply effective upon such Non-Qualifying $14.00 Change of Control;

provided, further, that (A) in each of the foregoing clauses i. and ii. of this paragraph 3.e, to the extent the per share consideration to be received by holders of Surviving Pubco Class A Common Stock in such Acquiror Sale includes contingent consideration or property other than cash, the Acquiror Board shall determine the value of such consideration in good faith (valuing any such consideration payable in publicly traded securities, on a per-security basis, at the volume-weighted average price (VWAP) of such security over the 20 consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Acquiror Sale, if there be such an agreement, or the date of such Acquiror Sale, if there is no such agreement); (B) any determination by the Acquiror Board with respect to any matters contemplated by, or related to, this paragraph 3.e, including the value of the per share consideration to be received by holders of Surviving Pubco Class A Common Stock in any Acquiror Sale, shall be made in good faith and shall be final and binding on the parties hereto; and (C) if the consideration in an Acquiror Sale is equity securities of the surviving company or one of its Affiliates that are (or will be at the closing of such Acquiror Sale) publicly traded, any remaining unvested Vesting Sponsor Shares (not otherwise vested pursuant to this paragraph 3) shall not be forfeited and instead shall be converted into similar equity securities offered in such Acquiror Sale and shall remain subject to the remaining applicable vesting triggering events set forth herein (as may be equitably adjusted to take into account the structure and consideration provided for such Acquiror Sale). For avoidance of doubt, the provisions in clauses i. and ii. of this paragraph 3.e may apply to a single Acquiror Sale, such that both the Triggering Event I and the Triggering Event II may be deemed to occur in connection with such single Acquiror Sale if the conditions set forth in both clauses i. and ii. are satisfied.

f.

Equitable Adjustments. The number of shares set forth in paragraph 3.a and the Surviving Pubco Class A Common Stock price targets set forth in paragraphs 3.c, 3.d and 3.e, as applicable, shall be equitably adjusted for stock splits, reverse stock splits, dividends (cash or stock), reorganizations, recapitalizations, reclassifications, combinations or other like changes or transactions with respect to the Surviving Pubco Class A Common Stock occurring after the Closing (other than the Transactions).

g.	Forfeiture.

i.

If the Triggering Event I has not occurred or been deemed to have occurred prior to the end of the Vesting Period, the obligations in paragraphs 3.c, 3.d and 3.e shall terminate and no longer apply and all holder(s) of the $12.00 Threshold Shares and $14.00 Threshold Shares shall, on the first (1st) Business Day thereafter, irrevocably forfeit and surrender such shares to Acquiror for no consideration as a contribution to the capital of Acquiror (including for purposes of Section 118 of the Code).

ii.

If the Triggering Event II has not occurred or been deemed to have occurred prior to the end of the Vesting Period, the obligations in paragraphs 3.d and 3.e.ii shall terminate and no longer apply and all holder(s) of the $14.00 Threshold Shares shall, on the first (1st) Business Day thereafter, irrevocably forfeit and surrender such shares to Acquiror for no consideration as a contribution to the capital of Acquiror (including for purposes of Section 118 of the Code).

h.

Rights of Holder(s) of Vesting Sponsor Shares. The registered holder(s) of any Vesting Sponsor Shares that remain unvested as of the expiration of the Vesting Period shall not be entitled to any of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect of such Vesting Sponsor Shares. Notwithstanding the foregoing, to the extent that any dividends or other distributions are paid in cash in respect of Vesting Sponsor Shares with a payment date prior to the earlier of (x) the vesting of such Vesting Sponsor Shares upon the Triggering Event I or Triggering Event II, as applicable, or (y) the expiration of the Vesting Period, shall be set aside by Acquiror and shall be paid to the holder(s) thereof upon the vesting of such Vesting Sponsor Shares at, as applicable, the Triggering Event I or Triggering Event II (if at all).

i.

Restrictions on Transfer; Legends. Sponsor agrees that it shall not Transfer any unvested Vesting Sponsor Shares held by Sponsor prior to the date such Vesting Sponsor Shares become vested pursuant to this paragraph 3, except in the case of a Permitted Transfer. Certificates or book entries representing unvested Vesting Sponsor Shares shall bear a legend referencing that they are subject to forfeiture and restrictions on transfer pursuant to the provisions of this Letter Agreement, and any transfer agent for Surviving Pubco Class A Common Stock will be given appropriate stop transfer orders with respect to such unvested Vesting Sponsor Shares.

4.

Waiver of Anti-Dilution Provision. Sponsor and each Insider hereby (but subject to, conditioned upon and effective as of immediately prior to the Closing) waives (for itself, and for its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted by special resolutions dated March 8, 2021 (as may be amended from time to time, the “Articles”), the provisions of Section 14 of the Articles to have the SVF Class B Ordinary Shares convert to Surviving Pubco Class A Ordinary Shares at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of any equity of Acquiror, and in the event Sponsor or any Insider are issued any Surviving Pubco Class A Ordinary Shares at a ratio of greater than one-for-one pursuant to the Articles, then Sponsor and each Insider hereby agree to the surrender of any such excess Surviving Pubco Class A Ordinary Shares only immediately upon their issuance. The waiver and surrender specified in this paragraph 4 shall be applicable only in connection with the Transactions and this Letter Agreement (and any shares of Surviving Pubco Class A Ordinary Shares or equity-linked securities issued in connection with the Transactions and this Letter Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason. Each party hereto acknowledges and agrees that all references to the “forfeiture” in this Letter Agreement means the surrender of shares in accordance with the Articles.

5.

Use of “SVF” Name. From and after the Closing, Acquiror shall cease all use of the name “SVF” (the “SVF Name”), including as part of its corporate name, provided that the foregoing shall not prohibit Acquiror and its Affiliates from using the SVF Name (i) in a neutral, non-trademarked manner to describe the history of Acquiror’s business, (ii) in internal legal and business records, (iii) in ordinary course disclosures, communications and external documents provided to their respective directors, officers, employees, investors, advisors, agents and representatives or (iv) as required by applicable Law. To the extent that Acquiror owns any rights, title or interest in or to the SVF Name, whether by operation of law or otherwise, at Closing, Acquiror hereby irrevocably transfers and assigns any and all such rights to Sponsor. Following the Closing Date, if any further action on the part of Acquiror is necessary to carry out the provisions of this paragraph 5, Acquiror shall use commercially reasonable efforts to take such action upon Sponsor’s reasonable request.

6.

Termination. This Letter Agreement shall terminate upon the earliest to occur of (a) the later of (i) the earlier of (x) a Triggering Event II and (y) the expiration of the Vesting Period and, in either case, the performance by Acquiror and Sponsor of the last obligation required to be performed by it following a Triggering Event II or the expiration of the Vesting Period, as applicable and (ii) the expiration of the Founder Shares Lock-up Period, (b) the termination of the Merger Agreement in accordance with its terms prior to the Closing, or (c) the time this Letter Agreement is terminated upon the mutual written agreement of the parties hereto; provided, that, if the Closing occurs, paragraph 7 hereto shall survive the termination of this Letter Agreement in accordance with its terms. Upon such termination, this Letter Agreement shall forthwith become void and have no further force or effect, without any liability or other obligation on the part of any party hereto to any Person in respect of the transactions contemplated hereby, and no party shall have any claim against any other party hereto (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, that no such termination shall relieve any party hereto of any liability arising in respect of any willful and material breach of this Letter Agreement occurring prior to such termination. This paragraph 6 shall survive the termination of this Letter Agreement.

7.	Miscellaneous.

a.

All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties to one or more of the other parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this paragraph 7:

If to the Company:

c/o Symbotic

200 Research Drive

Wilmington, MA 01887

Attention:	Corey Dufresne
Email:	cdufresne@symbotic.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004 and

1870 Embarcadero Road

Palo Alto, CA 94303

Attention:	Robert W. Downes

George Sampas

Matthew B. Goodman

Email:	downesr@sullcrom.com

sampasg@sullcrom.com

goodmanm@sullcrom.com

If to Acquiror, Sponsor or an Insider:

Softbank Investment Advisors

Legal

One Circle Star Way

San Carlos, CA 94070

Attention:	General Counsel
Email:	legal@softbank.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:	Jeffrey D. Marell

Austin Pollet

Email:	jmarell@paulweiss.com

apollet@paulweiss.com

b.

The provisions set forth in Sections 10.3 (Counterparts), 10.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 10.11 (Severability) and 10.13 (Interpretation and Construction) of the Merger Agreement are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

c.

This Letter Agreement and the other agreements referenced herein (including the Insider Letter) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and each Insider. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by Acquiror and the other parties charged with such change, amendment, modification or waiver.

d.

No party hereto may, except as set forth herein, assign either this Letter Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with Permitted Transfers, without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each Insider, Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and Permitted Transferees.

e.

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

SVF SPONSOR III (DE) LLC

By:	/s/ Kokoro Motegi
Name: Kokoro Motegi
Title: Manager

/s/ Ioannis Pipilis
Ioannis Pipilis

/s/ Navneet Govil
Navneet Govil

/s/ Michael Carpenter
Michael Carpenter

/s/ Michael Tobin
Michael Tobin

/s/ Cristiana Falcone
Cristiana Falcone

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

SVF INVESTMENT CORP. 3

By:	/s/ Ioannis Pipilis
Name: Ioannis Pipilis
Title: Chairman and Chief Executive Officer

Acknowledged and Agreed:

WAREHOUSE TECHNOLOGIES LLC

By:	/s/ Richard B. Cohen
Name: Richard B. Cohen
Title: President

[Signature Page to Sponsor Letter Agreement]